Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
NEWS CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

News Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:    The Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”) is hereby amended as follows:
A.     The Restated Certificate is hereby amended by deleting Article IX thereof in its entirety and inserting the following in lieu thereof:
“ARTICLE IX
    A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”
B.    The Restated Certificate is hereby amended by deleting Article XI thereof in its entirety and inserting the following in lieu thereof:
“ARTICLE XI

    [Reserved].”

C.     The Restated Certificate is hereby amended by deleting Article XII thereof in its entirety and inserting the following in lieu thereof:
“ARTICLE XII
Section 1. Forum Selection
    Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware). In addition, unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.”

    SECOND:    The foregoing amendments to the Restated Certificate were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 19th day of November 2025.

NEWS CORPORATION

By:	/s/ Michael L. Bunder
Name:	Michael L. Bunder
Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary